Exhibit 10.1

March 10, 2010

Frank Guido

580 Knoll Ridge Road

Charlottesville, VA 22903

Re:	Separation Agreement

Dear Frank:

This letter agreement sets forth the complete terms under which your employment with NTELOS Inc. (the “Company”) will end.

1. Separation Date. Your employment with the Company is being terminated and your last day of employment with the Company will be March 15, 2010 (your “Separation Date”). After your Separation Date, you will no longer be an employee of the Company or any parent, subsidiary or affiliate of the Company. You hereby waive any claim for future employment with the Company or any parent, subsidiary or affiliate of the Company.

2. Severance Benefits. As consideration for the General Release described in paragraph 10 of this letter agreement and the other consideration described herein, the receipt and adequacy of which are hereby acknowledged, the Company will provide you, and after your death, your beneficiary, with the following severance benefits:

(a) Severance Payments. Two Hundred Sixty Thousand One Hundred Dollars ($260,100), (which is the equivalent of fifty percent (50%) of your annual base salary in effect as of the date of this letter for twenty-four (24) months) in such periodic installments, not less frequently than monthly, as were being paid immediately prior to the Separation Date, beginning with a lump sum payment on the first day immediately following the earlier of six months after the Separation Date or your death equal to the payments you would have received prior to such date had the payments commenced immediately following your Separation Date and subsequent installments in equal periodic installments thereafter, not less frequently than monthly, less any sums which may be required to be deducted or withheld under applicable provisions of law; and

(b) Non-Compete Payments. Two Hundred Sixty Thousand One Hundred Dollars ($260,100), (which is the equivalent of fifty percent (50%) of your annual base salary in effect as of the date of this letter for twenty-four (24) months) in such periodic installments, not less frequently than monthly, as were being paid immediately prior to the Separation Date, beginning with a lump sum payment on the first day immediately following the earlier of six months after the Separation Date or your death equal to the payments you would have received prior to such date had the payments commenced immediately following your Separation Date and subsequent installments in equal periodic installments thereafter, not less frequently than monthly, less any sums which may be required to be deducted or withheld under applicable provisions of law; and

(c) 2010 TIP. Three Hundred Twelve Thousand One Hundred and Twenty Dollars ($312,120), (which is the present value equivalent of two (2) times your target incentive bonus of sixty percent (60%) of your base salary) to be paid on the first day immediately following the earlier of six (6) months after the Separation Date or your death, less any sums which may be required to be deducted or withheld under applicable provisions of law.

Nothing in this letter agreement shall be deemed an admission by the Company or any parent, subsidiary or affiliate of the Company, or by you, of any violation of any agreement, statute, law, or right or of any wrongdoing of any kind.

3. Employee Benefits. You and, as applicable, your dependents, also will receive the following employee benefits:

(a) Continuation of medical, dental and flexible spending plan coverage through COBRA for up to twenty-four (24) months after the Separation Date. COBRA administration is handled by Ceridian. They will mail a package to your home for you to elect continued coverage. To the extent you are not eligible to continue such medical, dental and flexible spending account coverage for the full twenty-four (24) months, you will be reimbursed, on a net after-tax basis, no less frequently than monthly, for the cost of individual insurance coverage for you and your dependents under a policy or policies that provide benefits (other than disability coverage) not less favorable than the benefits (other than disability coverage) provided under such medical, dental and flexible spending account plans. Notwithstanding the foregoing, the coverage or reimbursements for coverage provided under this subsection 3(a) shall cease if you or your dependents become covered under any employee welfare benefit plan of any other employer of yours that provides the same or similar types of benefits.

(b) Continuation of life insurance and accidental death and dismemberment insurance. You must port your current employee coverage to an individual policy with Reliance Standard. If you port to individual coverage, the Company will pay your premium for such coverage, no less frequently than monthly, for twenty-four (24) months after the Separation Date. You will be required to pay the full premium if you elect to continue coverage beyond such date.

(c) Continuation of Executive Life Insurance. For 2010, the Company already has paid to you an annual amount equal to the average life insurance premium paid to insure other executives of the Company on a prorated cost per thousand basis as if you had a term life insurance contract providing a death benefit of $549,000.

(d) OPEB Coverage. You will be eligible to participate in the Company’s post-retirement medical and life insurance benefits plan (“OPEB”) in accordance with the terms provided in such plan from time to time for participation by Company employees who are hired before April 1, 1993 and satisfy the plan’s age and service requirements for retiree coverage. You will be eligible for coverage under OPEB on the same terms and for the same periods as other eligible participants, beginning as of the date you otherwise would have been eligible for OPEB coverage had you continued employment with the Company and then retired at the time you had met the age and service requirements for OPEB coverage. The date upon which you will be eligible for OPEB coverage, provided OPEB is still in existence at such time, will be October 1, 2021.

(e) Your rights to benefits under the Company’s employee benefit plans in which you participate, including any rights to benefits after your death, will be determined in accordance with the applicable plan documents, except as otherwise set forth herein.

(f) Notwithstanding any other provision hereof, if any of the payments to be made or benefits to be provided pursuant to this Section 3 constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”), then such payments or benefits will be delayed, to the extent required under Section 409A of the Code, until six (6) months after the Separation Date or, if earlier, your death (the “409A Deferral Period”). In the event any such payments would otherwise have been made in the 409A Deferral Period, the payments shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled. In the event any of the foregoing benefits are deferred, any such benefit may be provided during the 409A Deferral Period at your expense, with you having the right to reimbursement from the Company as soon as the 409A Deferral Period ends, and the balance of the benefits will be provided as otherwise scheduled.

4. Standard Termination Payments. You, and after your death, your beneficiary, will receive payments for earned and unpaid base salary accrued through your Separation Date and unreimbursed business and entertainment expenses incurred through your Separation Date as reimbursable under the Company’s normal policies. Payment of these items will be made consistent with normal check processing schedules.

5. Company Stock.

(a) You currently hold the following Company Stock Options (“Options”):

	Outstanding Units	Grant Date	Vested Units	Unvested Units	Exercisable Until
Stock Options	13,184	9/15/05	13,184	0	60 days
Stock Options	13,500	3/5/07	10,125	3,375	60 days
Stock Options	13,500	3/3/08	6,750	6,750	60 days
Stock Options	21,400	3/2/09	5,350	16,050	3 months

Options that are not vested as of your Separation Date will be forfeited.

(b) You currently hold the following shares of Company Restricted Stock:

	Outstanding Units	Grant Date	Vested Units	Unvested Units
Restricted Stock	3,500	3/3/08	1,750	1,750
Restricted Stock	12,429	3/2/09	3,107	9,322

Shares of Company Restricted Stock that are not vested upon your Separation Date will be forfeited.

6. Verification of Employment. Consistent with established company practices of not providing job references, no representative of the Company will be authorized to provide information on your employment other than your dates of employment, job title, and compensation.

7. Accord and Satisfaction. You agree to sign and be bound by this letter agreement in order to receive from the Company the severance and other benefits described in paragraphs 2, 3, 4 and 5. By signing this letter agreement, you accept the severance and other benefits described herein as a final accord and satisfaction of all payments and benefits due you from the Company or any parent, subsidiary or affiliate relating to your employment, including, without limitation, any amounts that may be due you under the terms of the Amended and Restated Employment Agreement dated December 18, 2008 between the Company and you (the “Employment Agreement,” attached hereto as Exhibit A), and you hereby waive any rights to receive any other payments and benefits from the Company or any parent, subsidiary or affiliate of the Company other than as described in this letter agreement, including without limitation, any payments and benefits to which you may be entitled under such Employment Agreement. You also acknowledge that you are not entitled to receive any payments or benefits under any other severance plan, arrangement, program or policy of the Company or any parent, subsidiary or affiliate of the Company. Except as otherwise provided herein, this letter agreement constitutes the final and entire agreement between you and the Company on the subject matter herein, and no other representation, promise, or agreement has been made to cause you to sign this letter agreement. All other agreements regarding your employment or the subject matter therein shall be superceded by this letter agreement except as expressly set forth herein.

8. Company Property. You agree to return all Company property that is in your possession or in your home. Such items include but are not limited to gas card, credit card, computer, wireless handsets and accessories, files, and reports.

9. Non-Competition and Confidential Information. You agree, acknowledge and affirm that Sections 5, 8, 10 and 13 of the Employment Agreement remain in full force and effect and are not superceded, merged or otherwise affected by this letter agreement and that you will continue to be bound by the terms and conditions of Sections 5, 8, 10 and 13 of the Employment Agreement. You further agree that the covenants, prohibitions and restrictions contained in this letter agreement are in addition to, and not in lieu of, any rights or remedies that the Company may have available pursuant to the Employment Agreement or the laws of any jurisdiction, or the common law or equity, and the enforcement or non-enforcement by the Company of its rights and remedies pursuant to this letter agreement shall not be construed as a waiver of any other rights or remedies that it may possess. Any breach by you of this paragraph 9, or of Sections 5 and 8 of the Employment Agreement, shall be grounds for termination of any payments to be made or benefits to be delivered hereunder. Additionally, in the event of any such breach, you agree to repay the Company any severance and other benefits that you previously received pursuant to this letter agreement.

10. General Release. For and in consideration of the payments and promises set forth in this letter agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, you hereby release, acquit, and forever discharge the Company and all affiliates, parents, subsidiaries, partners, joint venturers, owners, and shareholders, and all of their officers, directors, employees, representatives, and agents, and all successors and assigns thereof (each a “Released Party”), from any and all claims, charges, complaints, demands, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, entitlements, costs, losses, debts, and expenses (including attorneys’ fees and legal expenses), of any nature whatsoever, known or unknown, which you now have, had, or may hereafter claim to have had against the Company or any other Released Party, of any kind or nature whatsoever, arising from any act, omission, transaction, matter, or event which has occurred or is alleged to have occurred up to the date you execute this letter agreement.

The claims knowingly and voluntarily released herein include, but are not limited to, all claims relating in any way to your employment with the Company or the conclusion of that employment, whether such claims are now known or are later discovered, including claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act or other federal or state wage and hour laws, the Employee Retirement Income Security Act, claims for breach of contract, infliction of emotional distress, claims under any other federal or state law pertaining to employment or employment benefits, and any other claims of any kind based on any contract, tort, ordinance, regulation, statute, or constitution; provided, however, that nothing in this Agreement shall be interpreted to release any claims which you may have for workers compensation benefits. You acknowledge that this letter agreement may be pled as a complete defense and shall constitute a full and final bar to any claim based on any act, omission, transaction, matter, or event which has occurred or is alleged to have occurred up to the date you execute this letter agreement.

11. Non-Disparagement. You agree not to make any statement or take any action that criticizes or disparages the Company or its parent, subsidiaries or affiliates, their employees, officers, directors, representatives and agents, their management or their practices or that disrupts or impairs their normal operations, and the Company and its parent, subsidiaries and affiliates agree not to take any action that criticizes or disparages you, except that nothing in this letter agreement shall be interpreted to limit either of our rights to confer with counsel or to provide truthful testimony pursuant to subpoena, notice of deposition or as otherwise required by law. This provision is in addition to, and not in lieu of, the substantive protections under applicable law relating to defamation, libel, slander, interference with contractual or business relationships, or other statutory, contractual, or tort theories.

12. Receipt and Effective Date. You acknowledge that you have read and understand this letter agreement, that you have been provided a period of twenty-one (21) calendar days to consider its terms, and that you have been advised in writing to discuss its terms with an attorney or other advisor before executing it. This letter agreement will not become effective and enforceable until seven (7) days after you execute it. You further understand that you may revoke this letter agreement within seven (7) calendar days after you have signed it by delivering written notice of revocation to Joe Leigh, 1154 Shenandoah Village, Waynesboro, VA 22980. If the end of such revocation period falls on a Saturday, Sunday or legal holiday in the Commonwealth of Virginia, the revocation period shall be extended until the next day that is not a Saturday, Sunday or legal holiday in the Commonwealth of Virginia. Notwithstanding anything contained herein to the contrary, you understand and agree that, if you fail to sign the letter agreement on or before the expiration of twenty-one (21) days of the day you received it, or if you revoke the letter agreement before the expiration of the revocation period, this letter agreement shall be canceled and void and neither party shall have any rights or obligations arising under it, and you will not be entitled to receive any payments or benefits under this letter agreement not otherwise payable absent this letter agreement. Notwithstanding any other provision of this letter agreement, no payments or benefits shall be made hereunder until the expiration of such revocation period.

13. Severability. Except as set forth below, the terms, conditions, covenants, restrictions, and other provisions contained in this letter agreement are separate, severable, and divisible. If any term, provision, covenant, restriction, or condition of this letter agreement or part thereof, or the application thereof to any person, place, or circumstance, shall be held to be invalid, unenforceable, or void, the remainder of this letter agreement and such term, provision, covenant, or condition shall remain in full force and effect to the greatest extent practicable and permissible by law, and any such invalid, unenforceable, or void term, provision, covenant, or condition shall be deemed, without further action on the part of the parties hereto, modified, amended, limited, or deleted to the extent necessary to render the same and the remainder of this letter agreement valid, enforceable, and lawful. In the event that any portion of the General Release in paragraph 10 is deemed void or unenforceable, the Company shall have no further obligation to provider any further severance benefits, and you agree to repay any payments for severance benefits that have been made.

14. Taxes.

(a) You shall be responsible for any tax consequences of any payments made pursuant to this letter agreement, except for any applicable taxes that the Company withholds. You acknowledge and agree that the Company is not undertaking to advise you with respect to any tax consequences of this letter agreement, and that you are solely responsible for determining those consequences and satisfying all of your applicable tax obligations resulting from any payments described herein.

(b) If any payment or benefit (including additional vesting) the Company provides to you, whether paid or provided pursuant to this letter agreement or pursuant to any other agreement, policy, plan, program or arrangement in which you participated, would subject you to the excise tax imposed by Section 4999 of the Internal Revenue Code or any similar tax under state or local law, or any interest or penalties with respect thereto, then the payments and benefits provided under this letter agreement or any other agreement, policy, plan, program or arrangement must be reduced to the largest amount that results in no portion of any such payments or benefits being subject to such excise tax or related interest and penalties. In no event will the reductions imposed by this paragraph 14(b) be in excess of the amount of any payments or benefits that you might otherwise be entitled to receive. To the extent any such reduction is applicable, the reduction will take place against any non-cash or cash benefits under this letter agreement or other plan, agreement or arrangement as you will direct. The Company and you agree to provide each other such information as may be reasonably requested, and to otherwise cooperate, to prepare the calculations contemplated by this paragraph.

15. Assignment. Your rights and obligations under this letter agreement are personal to you and may not be transferred by you by assignment or otherwise.

16. Non-Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power, or privilege hereunder or under law shall constitute a waiver of that right, power, or privilege or of the same right, power, or privilege in any other instance. Any waiver by either party hereto must be contained in a written instrument signed by the party to be charged with such waiver and, in the case of the Company, by its Chief Executive Officer.

17. Acknowledgements. You acknowledge that you have read this letter agreement and understand its terms. You have been provided with a full and fair opportunity to consult with an attorney of your choosing and to obtain any and all advice you deem appropriate with respect to this letter agreement. In light of the foregoing, you are satisfied with the terms of this letter agreement and agree that its terms are binding upon you.

18. Non-Disclosure. You covenant and agree that you will not disclose the existence or terms of this letter agreement to any person except (i) licensed attorney(s) for the purpose of obtaining legal advice, (ii) licensed or certified accountant(s) for purposes of preparing tax returns or other financial services, (iii) proceedings to enforce the terms of this letter agreement, or (iv) as otherwise required by law or court order. However, nothing herein shall limit your ability to confer with legal counsel, to testify truthfully under subpoena or court order, or to cooperate with an investigation by a municipal, state or federal agency for enforcement of laws, and you may disclose the existence or terms of this letter agreement to your spouse or other immediate family, including your parents, provided you take reasonable measures to assure that she or they do not disclose the existence or terms of this letter agreement to a third party, except as otherwise allowed herein.

19. Previous Agreements. You agree and specifically acknowledge that the Company and you are entering into this letter agreement for the purpose of amicably resolving any and all issues relating to the end of your employment with the Company. This letter agreement supercedes any previous agreement(s), whether written or oral, that you may have had with the Company or any subsidiary or affiliate, including your Employment Agreement, and any other such agreement is merged into and extinguished by this letter agreement, except as expressly provided otherwise in this letter agreement.

20. Governing Law and Interpretation. This letter agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the Commonwealth of Virginia, notwithstanding any choice of law provisions otherwise requiring application of other laws. It shall be interpreted according to the fair meaning of the terms herein and not strictly in favor of, or against, either party.

21. Amendments. No amendment or modification of this letter agreement shall be binding or effective for any purpose unless made in a writing signed by the party against whom enforcement of such amendment or modification is sought.

22. Section 409A. Notwithstanding any other provision of this letter agreement, it is intended that any payment or benefit provided hereto that is considered nonqualified deferred compensation subject to Section 409A of the Code will be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code. For purposes of this letter agreement, all rights to payments and benefits hereunder will be treated as rights to a series of separate payments and benefits to the fullest extent allowable by Section 409A of the Code. Notwithstanding any other provision of this letter agreement, however, neither the Company nor any of its Released Parties shall be liable to you in the event any provision of this letter agreement fails to comply with, or be exempt from, Section 409A of the Code.

23. Beneficiary. You may designate one or more individuals or entities as your beneficiary under this Agreement and change any prior beneficiary designation, so long as such designation or change in designation is in writing and delivered to Joe Leigh or his successor, at the address set forth in paragraph 12 above, prior to your death. In the absence of a valid beneficiary designation, or should your designated beneficiary predecease you, your estate shall be your beneficiary. Your beneficiary shall be entitled to receive any payments owed to you after your death, and to exercise any rights you had prior to your death, to the extent such payments or rights are to continue after your death.

Please sign, date, and have Notarized in the space below to accept the terms of your termination of employment from the Company and return the executed letter to me for the Company’s files. If you have any questions, please let me know.

Sincerely,

NTELOS INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned have signed and executed this Agreement on the dates set forth below as an expression of their intent to be bound by the foregoing terms of this Agreement.

By:
	Frank Guido	Date

Sworn to and subscribed

before me this              day

of                     , 2010.

Notary Public
[Seal]